                                                                  Exhibit 2(a)

                                 August 10, 1999



Mr. Michael French
President and Chief Executive Officer
Charter Behavioral Health Systems, LLC
1105 Sanctuary Parkway, Suite 400
Alpharetta, Georgia  30004

Mr. John C. Goff
President and Chief Executive Officer
Crescent Real Estate Equities Limited Partnership
777 Main Street, Suite 2100
Fort Worth, Texas  76102

Mr. Jeffrey L. Stevens
Executive Vice President and
Chief Operating Officer
Crescent Operating, Inc.
306 W. Seventh Street, Suite 1025
Fort Worth, Texas  76102



Re:      LETTER AGREEMENT

Dear Messrs. French, Goff and Stevens:

     The purpose of this letter (this "Letter Agreement") is to set forth the terms of an agreement reached by and between Magellan Health Services, Inc. ("Magellan") and Charter Behavioral Health Systems, LLC ("CBHS"), and certain related agreements of Crescent Real Estate Equities Limited Partnership ("CEI") and Crescent Operating, Inc. ("COPI").

     1. TRANSACTIONS. Magellan and CBHS agree, subject to the conditions set forth in Addendum A and compliance with the other terms of this Letter Agreement, that they will in good faith, and as soon as practicable, use reasonable best efforts to prepare, negotiate and execute definitive agreements, reflecting the terms in Addendum A, and other reasonable and customary provisions which are consistent with the terms in Addendum A.

     2. BINDING NATURE. This Letter Agreement is legally binding and creates enforceable obligations of the parties hereto to the extent set forth herein, subject only to the conditions set forth in Section IV of Addendum A and the consummation of the transactions contemplated by paragraphs 4, 5 and 8.

Mr. Michael French
Mr. John C. Goff
Mr. Jeffrey L. Stevens
August 10, 1999
Page 2


     3. EXPENSES; COSTS. Each of the parties shall be responsible for and bear all of its own costs and expenses incurred in connection with the transactions referred to in Addendum A.

     4. INTERCOMPANY RECEIVABLES. Within one day following the execution of this Letter Agreement, Magellan agrees to pay $4 million to CBHS in payment of amounts owed to CBHS and referred to in Article III.a.3 of Addendum A. Performance of the agreements contained in this paragraph 4 shall not be subject to any conditions other than execution of this Letter Agreement by each of the parties hereto and consummation of the transactions contemplated by paragraph 5.

     5. LOAN TO MAGELLAN. Within one day following the execution of this Letter Agreement, Crescent Real Estate Funding, L.P. ("Funding VII") shall lend $4 million to Charter Medical of East Valley, Inc. This loan shall be evidenced by a note which shall (i) bear interest at 6% per annum, (ii) have a term ending on the earlier of (i) 90 days after execution of the note or (ii) the date on which Funding VII purchases the Arizona Property (as defined below) from Charter Medical of East Valley, Inc., as evidenced by the recordation of the deed conveying such Arizona Property, and (iii) be secured by a first priority lien on the real property of the "Arizona Property" referred to in that certain letter agreement, dated November 10, 1998, as the same may hereafter be amended, among Magellan, Funding VII, CBHS and Charter Mesa Behavioral Health System, LLC, and more fully described on SCHEDULE 6 to Addendum A. The obligations of Charter Medical of East Valley, Inc. under such note shall be guaranteed by Magellan pursuant to a separate guaranty, and Charter Mesa Behavioral Health System, LLC will agree to subordinate its leasehold interest in the Arizona Property to Funding VII's lien on the Arizona Property.

     6. DEFERRAL OF RENT. In consideration of the agreements of Magellan contained in paragraph 4 above, CEI agrees to cause Crescent Real Estate Funding VII, L.P., upon execution of this Letter Agreement, to enter into that certain Eleventh Amendment to Master Lease Agreement (in substantially the form attached hereto as EXHIBIT A), which shall amend the Master Lease Agreement, dated as of June 16, 1997, as amended, between Crescent Real Estate Funding VII, L.P. and CBHS and its subsidiaries to provide that Crescent Real Estate Funding VII, L.P. shall defer its right to receive rent due from CBHS on August 1, 1999 on the terms set forth therein. Performance of the agreements contained in this paragraph 6 shall not be subject to any conditions other than the execution of this Letter Agreement by each of the parties hereto.

     7. MUTUAL RELEASE. At the closing of the transactions contemplated by this Letter Agreement and the addenda hereto, Magellan, CEI and COPI agree to execute, and CEI agrees to cause Crescent Real Estate Funding VII, L.P to execute, a Mutual Release in the form attached hereto as Addendum B.

     8. RELEASE OF ESCROW. Within one day following execution of this Letter Agreement, CBHS shall, and Magellan agrees that CBHS shall, release to COPI the $2.5 million currently held in escrow pursuant to an Escrow Agreement dated December 10, 1998, among COPI, CBHS and

Mr. Michael French
Mr. John C. Goff
Mr. Jeffrey L. Stevens
August 10, 1999
Page 3


NationsBank, N.A. Performance of the agreements contained in this paragraph 8 shall not be subject to any conditions other than the execution of this Letter Agreement by each of the parties hereto.

     9. CONSENT BY CEI AND COPI. Each of CEI and COPI hereby consents and agrees that CBHS and Magellan may consummate the transactions contemplated by Addendum A to this Letter Agreement.

     10. PROVISIONS RELATING TO GOVERNING BOARD AND OFFICERS OF CBHS. Magellan and COPI hereby agree that each will use reasonable efforts to cause its respective representatives on the CBHS Governing Board to approve the transactions and agreements contemplated by Addendum A to this Letter Agreement. Subject to the standards and restrictions set forth in Section 8.8(d) of the Amended and Restated Operating Agreement of CBHS, as amended, CBHS agrees to indemnify each member of the Governing Board and each of its officers from any and all claims, demands, actions, causes of action, rights, suits, agreements, covenants, debts, damages, costs and liabilities (collectively, "Claims") of any nature whatsoever, whether known or unknown, whether at law or in equity, relating to or arising out of (i) approval of this Letter Agreement, the addenda hereto, and the transactions and agreements contemplated hereby or thereby, and
(ii) any actions taken or omitted to be taken in connection with this Letter Agreement, the addenda hereto, or the transactions and agreements contemplated hereby or thereby.

     11. GOVERNING LAW. This Letter Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any conflict of law principles.

     12. PUBLIC ANNOUNCEMENTS. No party shall issue or make a written press release, public announcement or public filing relating to the transactions and agreements contemplated by this Letter Agreement and the addenda hereto without the prior approval of each of the other parties hereto, (i) except language generally consistent with the quoted language set forth below in this paragraph 12, as such quoted language may subsequently be reasonably modified by any of the parties, consistent with the meaning thereof, in connection with any press release or other public filing of any of the parties hereto, and as such language may subsequently be reasonably modified to reflect the closing of the transactions contemplated by this Letter Agreement and the addenda hereto and as such language may be reasonably supplemented with quotations from the executive officers of the parties, consistent with the foregoing, that are supportive of the transaction, or (ii) unless such press release, public filing or public announcement is required to be issued or made pursuant to any applicable statute or other law, rule or regulation. Notwithstanding the foregoing, no party shall issue any press release, make any public filing or make any public announcement, written or oral, that is not consistent with the foregoing provisions or that contains any disparaging remarks relating to any other party hereto or relating to the terms of any of the transactions contemplated by this Letter Agreement and the addenda hereto. The parties agree that, without the consent of each other party hereto, no party will issue any press release, make any public filing or make a public announcement, written or oral, which assigns an economic value

Mr. Michael French
Mr. John C. Goff
Mr. Jeffrey L. Stevens
August 10, 1999
Page 4


to such transactions or the components of such transactions. The quoted language referred to above is as follows:


     "Crescent Real Estate Equities Limited Partnership ("CEI"), Magellan Health Services, Inc. ("Magellan"), Crescent Operating, Inc. ("COPI") and Charter Behavioral Health Systems, LLC ("CBHS") entered into a binding Letter Agreement dated August 10, 1999, relating to a proposed recapitalization of CBHS and restructuring of relationships among the parties. CBHS is the lessee, under a master lease agreement, of approximately 90 psychiatric hospitals owned by CEI.


     "Under the Letter Agreement and consistent with Magellan's strategy of exiting the hospital provider business, Magellan has agreed that it will, at the closing of the transactions, transfer its remaining hospital-based assets (including Charter Advantage, Charter Franchise Services, LLC, the call center assets, the Charter name and related intellectual property and certain other assets) to CBHS, and cancel its accrued franchise fees. Thereafter, Magellan will no longer be obligated to provide franchise services to CBHS. Magellan will also effectively transfer 80% of its CBHS common interest and all of its preferred interest to CBHS, leaving Magellan with a 10% common membership interest, and COPI with a 90% common membership interest and 100% of the preferred membership interest in CBHS. Additionally, it is anticipated that CBHS management will have the ability to acquire up to 30% of the common membership interests. COPI plans to restructure its investment in CBHS so that the closing of the transactions will not result in COPI's control of CBHS.


     "In connection with the execution of the Letter Agreement, Magellan, CBHS, CEI and COPI have agreed to provide each other with mutual releases of all claims and disputes against each other, with certain specified exceptions, and CEI has deferred the August 1999 rent due from CBHS to the last four months of 1999. Additionally, with the execution of the Letter Agreement, the $2.5 million held in escrow in connection with a pending arbitration between Magellan and COPI was released to COPI.


     "Magellan and CBHS also have modified and extended their existing arrangement which designates CBHS a preferred provider of inpatient acute behavioral health services.


     "As a result of the execution of the Letter Agreement, the parties expect that CBHS will be further strengthened by a closing of the transactions contemplated by the Letter Agreement. CEI also expects that it will agree to sell up to 20 of the hospitals currently managed by CBHS and use the proceeds to acquire secured debt of CBHS, subject to the satisfaction of various conditions. CEI expects that, on an overall basis, CBHS's rent under the master lease would not be reduced in connection with that transaction.


     "The closing of the transactions contemplated by the Letter Agreement is anticipated to take place within 30 days, subject to the satisfaction of certain customary closing conditions and consents, and other contingencies. If the closing does not occur within 30 days, the Letter Agreement terminates."

Mr. Michael French
Mr. John C. Goff
Mr. Jeffrey L. Stevens
August 10, 1999
Page 5


     In the event that the closing of the transactions contemplated by this Letter Agreement and the addenda hereto does not occur within 30 days after the date hereof, each party shall be permitted to issue a written press release or make a public filing or public announcement relating to such failure to close, provided that such party shall not make any disparaging remarks relating to any other party hereto or relating to the terms of any of such transactions. Any approval required pursuant to this Paragraph 12 shall not be unreasonably withheld or delayed by any party hereto.

Mr. Michael French
Mr. John C. Goff
Mr. Jeffrey L. Stevens
August 10, 1999
Page 6


     Please return a signed copy of this Letter Agreement to the undersigned to confirm the binding agreements set forth herein. This Letter Agreement may be signed in one or more counterparts.

                                   Sincerely,

                                   MAGELLAN HEALTH SERVICES, INC.


                                   By: /s/ Clifford W. Donnelly
                                      -----------------------------------------
                                      Name: Clifford W. Donnelly
                                           ------------------------------------
                                      Title: Executive Vice President
                                             and Chief Financial Officer
                                            -----------------------------------

Mr. Michael French
Mr. John C. Goff
Mr. Jeffrey L. Stevens
August 10, 1999
Page 7


Accepted and agreed to this
10th day of August, 1999.

CHARTER BEHAVIORAL HEALTH SYSTEMS, LLC


By: /s/ Michael French
   --------------------------------------------
   Michael French
   President and Chief Executive Officer


Agreed and accepted this 10th day of August, 1999 solely for purposes of Paragraphs 2, 3, 5, 6, 7, 9, 11 and 12 hereof:

CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP

By Crescent Real Estate Equities, Ltd., its General Partner


By: /s/ James M. Eidson, Jr.
   --------------------------------------------
   James M. Eidson, Jr.
   Senior Vice President - Acquisitions


Agreed and accepted this 10th day of August, 1999 solely for purposes of Paragraphs 2, 3, 7, 9, 10, 11 and 12 hereof:

CRESCENT OPERATING, INC.


By: /s/ Jeffrey L. Stevens
   --------------------------------------------
   Jeffrey L. Stevens
   Executive Vice President and Chief Operating Officer

                           LETTER AGREEMENT ADDENDUM A
                              TERMS OF TRANSACTIONS


I.   PARTIES:   Magellan Health Services, Inc.
                Charter Behavioral Health Systems, LLC, including its applicable controlled subsidiaries and affiliates ("CBHS")

II. TRANSACTION: Magellan Health Services, Inc., together with the applicable controlled subsidiaries and affiliates (excluding the joint ventures listed on the attached SCHEDULE 2) (collectively, "Magellan") will agree to sell or transfer certain assets to CBHS, and Magellan and CBHS will enter into certain agreements. Such sales, asset transfers and agreements are specified below for each party, and are made and effected in consideration for the sales, asset transfers and agreements being made by the other party as provided herein.

III. AGREEMENTS OF PARTIES: Unless otherwise noted, the transactions below will occur contemporaneously at the closing of all of the transactions contemplated by this Article III (the "Closing").

     A.   MAGELLAN

          1. Magellan will transfer 80% of its common interest and all of its preferred interest in CBHS to CBHS pursuant to a redemption transaction . (Magellan's common and preferred interests are described on SCHEDULE 1). Following such transfer and after the completion of the restructuring contemplated by this Addendum A to the Letter Agreement, Magellan will have 10% of the common interest of CBHS, representing 10% of the equity (on a fully diluted basis, including the initial sale of up to 30% of the common interests of CBHS to members of management or other CBHS employees) of CBHS. In the case of issuances of equity in accordance with any of clauses (i) through (iv) of the last sentence of this Article III.1, Magellan's percentage of the common interest of CBHS will be diluted on a pro rata basis with other holders of common interests of CBHS. In connection with the transfer of its interests in CBHS, Magellan shall cease to have the right to nominate or select any members of the Governing Board of CBHS and shall have no rights except as the holder of 10% of the common interests of CBHS. With respect to such 10% common interest, CBHS will provide Magellan customary and reasonable anti-dilution protections against stock splits, mergers, consolidations, sale of all or substantially all of the assets or other recapitalizations, and issuances of equity for prices below the market price at the time of any such issuance except in connection with (i) any issuance of common equity to employees or (ii) any other issuance of common equity to or for the benefit of employees pursuant to employee equity plans, (iii) any issuance of common equity to a non-affiliate (as defined under the federal securities laws) where the price to be paid has, in the opinion of the Governing Board of CBHS, been fully and fairly negotiated and the issuance has been approved by the Governing Board of CBHS as being in the interest of CBHS or (iv) any issuance of common equity to an affiliate (as defined under the federal securities laws) if a fairness opinion from a nationally recognized independent valuation firm has been obtained.

          2. Magellan will use reasonable best efforts to sell to a subsidiary of CBHS, all of its interests in the joint ventures and related real property, as identified on the attached SCHEDULE 2, subject to required consents. If any joint venture interest or related real property may not be sold despite all reasonable best efforts, Magellan will sell the net economic benefit of such assets (to the extent not otherwise provided to CBHS) as if CBHS were the owner of the assets or act as a fiduciary nominee for CBHS with respect to such assets. Magellan will indemnify CBHS for any and all claims, losses, damages, costs, expenses and liabilities which CBHS or any of its affiliates or subsidiaries may incur either (i) as a result of any claim that any such assignment or other provision to CBHS of the net economic benefit of the joint ventures listed on the attached SCHEDULE 2 is invalid or impermissible or otherwise violates the terms of the agreements governing such joint ventures or (ii) in connection with the operation of any such joint venture prior to June 16, 1997. The joint venture interests transferred shall include, without limitation, an amount equal to the amount of any net proceeds to be received from the proposed sale of Magellan's interest in the Linden Oaks joint venture, currently anticipated to be approximately $10 million (representing both purchase price and working capital components) and Magellan will use good faith efforts to complete such sale as soon as reasonably practicable. Magellan will retain its interest in the Charter Heights facility. In connection with the sale (or other provision of net economic benefit) of the joint venture interests and related real property of the joint ventures listed on SCHEDULE 2, CBHS shall indemnify Magellan for any and all claims, losses, damages, costs, expenses and liabilities which Magellan may incur in connection with the operation of any such joint venture after June 16, 1997, as if such joint venture interests were transferred on June 17, 1997.

          3. The parties agree to negotiate in good faith for a period of 30 days from the date of the Letter Agreement to resolve and determine the net amount of intercompany receivables/payables owed between the parties pursuant to the services agreements between Magellan and CBHS relating to certain of Magellan's joint ventures and other general intercompany receivables/payables, excluding the intercompany receivables referred to in Article III.a.4. below, and including, as a reduction of payables from

               Magellan to CBHS, the $2 million paid by Magellan to CBHS on or about July 8, 1999 and the $4 million payment made by Magellan upon execution of the Letter Agreement to which this Addendum A is attached. SCHEDULE 3 sets forth a preliminary reconciliation of intercompany receivable/payable amounts. If amounts remain in dispute at the end of such thirty (30) day period, the parties shall refer the matter to a mutually acceptable accounting firm to determine within 30 days the amount that one party shall pay the other in order to resolve all such outstanding disputed matters. The parties shall split the cost of engaging such accounting firm equally. The determination of the accounting firm of such disputed matters shall be binding on the parties. Within three business days after the determination of the accounting firm, Magellan shall pay to CBHS or CBHS shall pay to Magellan, as the case may be, the net amount of the intercompany receivable/payable.

          4. Magellan will assume all intercompany payables due to Magellan from CBHS related to (a) amounts collected or due for services rendered prior to June 17, 1997 to "straddle" patients, who were hospital patients which were admitted prior to June 17, 1997 and discharged after such date (the "Straddle Receivables") and (b) prepaid management fees of approximately $3.3 million (as further identified on Schedule 8, Item 3).

          5. Subject to and upon consummation of the proposed sale by Magellan of Group Practice Affiliates, Inc. ("GPA") (which sale Magellan shall use good faith efforts to complete as soon as reasonably practicable on substantially the same terms as the currently proposed sale), Magellan will acquire from CBHS the license rights to the Medical Manager MSO System as set forth in the Master License Agreement dated April 10, 1998 between CBHS and Medical Manager Southeast, Inc. (the "Master License Agreement"). The consideration to be paid to CBHS by Magellan for the purchase of the license rights will be $1 million, less the amount of the final remaining payment (approximately $400,000) to Medical Manager Southeast, Inc. to complete the purchase of the licensed software and the associated training and maintenance provided in the first year covered by the Master License Agreement. Magellan shall make such final payment when due. In the event that the proposed GPA sale is not consummated and Magellan makes the final payment, the amount of such payment shall be credited to GPA's share of the expenses to acquire and implement the Medical Manager MSO System under the current agreement between GPA and CHBS. Magellan and CBHS will enter into a customary purchase agreement for this type of transaction with respect to this asset purchase. The purchase agreement will be executed concurrently with the execution of the purchase agreement for the proposed sale of GPA. The Medical Manager MSO System is further described on SCHEDULE 4. Magellan and CBHS shall enter into a Services Agreement pursuant to which Magellan (or its assignee) shall provide to CBHS access to and utilization of the software of the Medical Manager MSO System relating to continued operation of Charter Behavioral Associates for a fee equal to cost plus 10%. Both CBHS and Magellan (or its assignee) agree to pay their pro rata share of the maintenance fee due under the Master License Agreement for periods after this first year of such license. These agreements shall supersede the existing agreements between Magellan and CBHS regarding the Medical Manager MSO System. In connection with the proposed sale of GPA, Magellan will use reasonable best efforts to facilitate agreements between the proposed purchaser of GPA and CBHS related to the purchase and sale of hardware and equipment assets associated with the Medical Manager MSO System and the Central Billing Office ("CBO"), as well as service agreements between the parties related to data center support for the Medical Manager MSO System and the service and operations of the CBO. Magellan agrees to use its reasonable best efforts to cause the buyer of GPA to acquire from CBHS the Pittsburgh Practice Assets (as identified on SCHEDULE 4A) for the same multiple of EBITDA that the purchaser is paying for GPA. For purposes of achieving the foregoing, Magellan will provide CBHS with a reasonable opportunity to participate directly in negotiations relating to the foregoing transactions; PROVIDED, HOWEVER, that CBHS shall have no right to participate in negotiations relating to Magellan's proposed sale of GPA.

          6. As part of the overall transaction, Magellan shall grant an option to CBHS to receive from Magellan within 30 days after Closing, for no additional consideration, the Puerto Rico management operation subject to all obligations, liens, claims and liabilities, known or unknown, contingent or otherwise, related to the prior and future operation of the Puerto Rico operation. Magellan will provide CBHS reasonable access to personnel and information to permit reasonable due diligence during the period of the option. In the event that CBHS exercises this option, Magellan will use reasonable best efforts to assign to CBHS the Puerto Rico management contracts (identified on SCHEDULE 5). If such contracts may not be assigned, Magellan will assign or provide to CBHS the present and future net economic benefit of such contracts

          7. At the Closing, Magellan will transfer and assign to CBHS, the right to receive an amount equal to the approximately $7.1 million to be paid by Crescent Real Estate Equities Limited Partnership ("CEI") upon CEI's acquisition of the Ramsay hospitals pursuant to that certain letter agreement, dated November 10, 1998, by and among Magellan, Crescent Real Estate Funding VII, Ltd., CBHS and Charter Mesa Behavioral Health System, LLC (further described on SCHEDULE 6).

          8. As part of the overall transaction, Magellan shall grant to CBHS an option to purchase from Magellan within 30 days after Closing, for no additional consideration, the Acadian Oaks, Macon Storage Facility and Brook MOB properties (such properties are further identified on Schedule
               7), subject to all obligations, liens, claims and liabilities, known or unknown, contingent or otherwise, related to these properties or prior or future operation thereof. Magellan will provide CBHS reasonable access to personnel and information to permit reasonable due diligence during the period of the option. Magellan shall receive rent-free use of and storage rights to the Brook MOB and the Macon Storage Facility for the duration of all outstanding AG and OIG investigations; provided that Magellan's rights to use such facilities and the type and amount of space available to Magellan for storage shall not exceed those available to Magellan as of June 30, 1999.

          9. Magellan will agree to pay to CBHS $2 million in twelve equal monthly installments. The first such payment shall be due one year following the Closing.

          10. As part of the overall transaction, Magellan will transfer to CBHS the entities and assets set forth on SCHEDULE 8 (including, without limitation Charter Managed Care LLC) for no additional consideration. The entities and assets on SCHEDULE 8 will be transferred without any indebtedness for borrowed money. These entities and assets relate to the franchise and service agreements between Magellan and CBHS.

          11. Magellan will relinquish all rights and obligations under the Master Franchise Agreement between Magellan, Charter Franchise Services, LLC ("Charter Franchise") and CBHS which became effective on June 17, 1997, and the Subsidiary Franchise Agreements between Magellan, Charter Franchise and each CBHS facility subsidiary (collectively with the Master Franchise Agreement, the "Franchise Agreements"). Magellan shall likewise forgive and cancel all accrued and unpaid amounts due under the Franchise Agreements from CBHS, including any amounts that become due at or following Closing.

          12. Magellan will release all claims against CBHS, including but not limited to pending arbitration claims, disputes in connection with past payments of franchise fees by CBHS to Magellan and all other issues relating to the original group of transactions, except with respect to (a) the Orlando arbitration (further identified on SCHEDULE 9), (b) any disputes related to the internal investigations set forth on SCHEDULE 10A or governmental investigations set forth on SCHEDULE 10B including disputes related to the defense of those investigations or the payment of legal fees or other costs or liabilities, (c) any obligation provided for, and any matter the resolution of which is provided for, in the Letter Agreement, including in this Addendum A, or in Addendum B, to the Letter Agreement and (d) the indemnification rights set forth in Section 8.2 of that certain Contribution Agreement entered into by and among Magellan, Crescent Operating, Inc.

               ("COPI") and CBHS as of June 16, 1997, (subject to the provisions of Section 8.3 thereof, except for the provisions of Section 8.3(d) thereof). Magellan shall relinquish all rights under the original transaction agreements (listed on SCHEDULE 11) except as noted in this paragraph. This provision is not an acknowledgment by any of the parties of the merits of any such claims and may not be used by any party or third party as evidence to establish liability for any such claims. Notwithstanding the foregoing release and relinquishment, nothing herein contained shall preclude Magellan from bringing a claim for contribution against CBHS in connection with any claims, demands or actions brought against Magellan by a third party, whether private or governmental, including but not limited to third party claims or demands that may be settled prior to litigation. Magellan and CBHS agree to use reasonable best efforts to reach settlement on the matters set forth under clause (a) above and SCHEDULE 10A within 30 days of the execution of the Letter Agreement, and any matters in dispute at the end of such 30 days shall be submitted to binding arbitration to be performed (i) in accordance with the Commercial Arbitration Rules of the American Arbitration Association conducted by a three-person arbitration panel and
               (ii) in accordance with such other procedures as shall be established by Magellan and CBHS.

          13. Magellan will not be required to make representations and warranties concerning the assets to be transferred, other than that it has good title to the transferred assets free of all liens and encumbrances.

          14. Magellan and CBHS agree to use reasonable best efforts to resolve, within 30 days of the execution of the Letter Agreement, the dispute regarding whether Magellan is obligated to pay under the Franchise Agreement, either pursuant to its terms or in light of the non-performance of CBHS under the Franchise Agreement (irrespective of any release contained in Article III.a.12. above and III.b.5. below), on behalf of CBHS, media buying commissions and media agency commissions. In the event such matter cannot be resolved within 30 days, such matter shall be submitted to binding arbitration to be performed (i) in accordance with the Commercial Arbitration Rules of the American Arbitration Association conducted by a three-person arbitration panel and
               (ii) in accordance with such other procedures as shall be established by Magellan and CBHS.

          15. As part of the overall transaction, Magellan shall grant an option to CBHS to receive from Magellan within 30 days after Closing, for no additional consideration, all of the equity of Golden Isle Assurance Company Ltd. Magellan will provide CBHS reasonable access to personnel and information to permit reasonable due diligence during the period of the option.

          16. Magellan Health Services, Inc. has the power to and will cause its applicable controlled subsidiaries and affiliates (excluding the joint ventures listed on the attached Schedule 2) to take such actions and execute such documents and agreements as may be necessary to effect the transactions and agreements contemplated hereby.

          17. Magellan will contribute to CBHS (or cause its affiliates to contribute to CBHS) intangible assets acquired associated with the following hospitals and related operations: Charleston, Columbia, Tampa Bay, Paducah, Jackson, Fairmount, Charlottesville, Orlando-South, Greenville, STAR and Provo School.

          18. Magellan will consent to such reasonable amendments to the Operating Agreement (i) as may be required to effect the redemption contemplated by Article III.a.1., (ii) if the redemption contemplated by Article III.a.1 results in COPI's ownership of more than 50% of the common interests in CBHS, as may be requested by COPI to facilitate, at COPI's option, (A) the distribution of all or any portion of the "COPI Interests," which are any and all common interests and preferred interests held by COPI or its designee following a redemption contemplated by
               Article III.a.1., (B) the sale of the COPI Interests to any person or entity, including affiliates of CBHS, (C) the transfer, other than by sale, of the COPI Interests, or (D) any combination of the foregoing, (iii) as may be required to reduce the membership of the CBHS Governing Board to two, provide that Magellan has ceased to have the right to elect any members to the Governing Board of CBHS and provide that COPI has the right to elect both members of the Governing Board, (iv) as may be required to appoint COPI as the "Tax Matters Member" of CBHS, as such term is defined in the CBHS Operating Agreement, (v) as may be required to provide that the income recognized by CBHS as a result of the cancellation of accrued and unpaid amounts due under the Franchise Agreements as contemplated by Article III.a.11. shall be allocated to the capital accounts of the members of CBHS in the same amounts as the deductions attributable to such accrued and unpaid amounts were allocated to such members, and the corresponding items of taxable income, gain, loss or deduction shall be allocated among the members consistent with such allocation to capital accounts, (vi) as may be required to provide that any items of income, gain, loss or deduction recognized by CBHS as a result of the transfers or assignments described in the preceding paragraphs of this Article III (other than the income described in the foregoing clause (v)) shall be allocated to the capital accounts of the members in accordance with the members' interests on the date of the Closing (prior to giving effect to the redemption contemplated by Article III.a.1.), that items attributable to extraordinary transactions occurring on the date of the Closing but not contemplated by this
               Article III shall be allocated to the capital accounts of the members in accordance with the members' interests after giving effect to such redemption, and that the corresponding items of taxable income, gain, loss or deduction shall be allocated among the members consistent with such allocations to capital accounts, (vii) as may be required to provide that the redemption contemplated by
               Article III.a.1. shall be treated for tax purposes as having occurred immediately following the Closing, and that, upon such redemption, COPI's Preferred Interest shall be $35,000,000,
               (viii) as may be required to provide that allocations of items of taxable income, gain, loss and deduction of CBHS with respect to property received from Magellan pursuant to Article III.a.17. shall be made in accordance with Internal Revenue Code Section 704(c), and (ix) as are consistent with the terms included in and the transactions contemplated by this Addendum A. COPI is intended to be a third-party beneficiary of the agreements contained in this Article III.a.18.

     b.   CBHS

          1. CBHS will indemnify Magellan for 20% of the first $50 million of all pre-June 16, 1997 liabilities required to be paid by Magellan after the date hereof (including attorneys' fees and other litigation costs incurred after the date hereof and net of any reimbursement from insurance), to the extent, and only to the extent, that such liabilities are associated with those assets transferred to CBHS as of June 16, 1997 (including, without limitation, the joint venture interests and real property listed on SCHEDULE 2 and with respect to the Charter Heights joint venture listed on SCHEDULE 12, in each case to the extent transferred to CBHS at Closing or to the extent CBHS receives the net economic benefit of such assets in the manner provided in
               Article III.a.2.), or the conduct of the business operated using such assets prior to June 16, 1997, including costs and liabilities arising under current governmental investigations, except those internal investigations listed on Schedule 10A. CBHS shall not be required however, to pay more than $500,000 per year for such indemnification, with any unpaid amount to be carried forward and paid in subsequent years, without interest on the amount carried forward, up to an aggregate maximum amount of $10 million. If Magellan receives any insurance reimbursement on account of a liability for which CBHS has already paid amounts to Magellan pursuant to such indemnity, Magellan will promptly pay over to CBHS 20% of such reimbursement up to the amount paid pursuant to such indemnity by CBHS.

          2. CBHS will release all claims against Magellan, including but not limited to pending arbitration claims, disputes in connection with past payments of franchise fees by CBHS, all other issues relating to the original group of transactions, except with respect to (a) the Orlando arbitration (further identified on Schedule 9), (b) any disputes related to the internal investigations set forth on SCHEDULE 10A or governmental investigations set forth on SCHEDULE 10B, including disputes related to the defense of those investigations or the payment of legal fees or other costs or liabilities, (c) any obligation provided for, and any matter the resolution of which is provided for, in the Letter Agreement, including in this Addendum A to the Letter Agreement and (d) the indemnification rights under Section 8.1(ii) of that certain Contribution Agreement entered into by and among Magellan, COPI and CBHS as of June 16, 1997, (subject to the provisions of Section 8.3 thereof, except for the provisions of Section 8.3(d) thereof). CBHS shall relinquish, with respect to Magellan, all rights under the original transaction documents except as provided in this paragraph. This provision is not an acknowledgment by any of the parties of the merits of any such claims and may not be used by any party or third party as evidence to establish liability for any such claims. Notwithstanding the foregoing release and relinquishment, nothing herein contained shall preclude CBHS from bringing a claim for contribution against Magellan in connection with any claims, demands or actions brought against CBHS by a third party, whether private or governmental, including but not limited to third party claims or demands that may be settled prior to litigation. CBHS and Magellan agree to use reasonable best efforts to reach settlement on the matters set forth under clause (a) above, and
               SCHEDULE 10A within 30 days of the execution of the Letter Agreement, and any matters in dispute at the end of such 30 days shall be submitted to binding arbitration to be performed (i) in accordance with the Commercial Arbitration Rules of the American Arbitration Association conducted by a three-person arbitration panel and (ii) in accordance with such other procedures as shall be established by Magellan and CBHS.

          3. CBHS shall use its reasonable best efforts to secure the full and complete release of Magellan of those guarantees by Magellan or its affiliates of CBHS obligations (the guarantees are listed on SCHEDULE 13). CBHS agrees it will indemnify Magellan for any such guarantee which is not released.

          4. CBHS shall assume the business operations and related obligations with respect to the assets and properties transferred to it pursuant to Article III.a., subject to the provisions of this Addendum.

          5. CBHS will consent to such reasonable amendments to the Operating Agreement (i) as may be required to effect the redemption contemplated by Article III.a.1., or (ii) if the redemption contemplated by Article III.a.1 results in COPI's ownership of more than 50% of the common interests in CBHS, as may be requested by COPI to facilitate, at COPI's option, (A) the distribution of all or any portion of the COPI Interests, (B) the sale of the COPI Interests to any person or entity, including affiliates of CBHS, (C) the transfer, other than by sale, of the COPI Interests, or (D) any combination of the foregoing, (iii) as may be required to reduce the membership of the CBHS Governing Board to two, provide that Magellan shall have ceased to have the right to elect any members to the Governing Board of CBHS and provide that COPI has the right to elect both members of the Governing Board, (iv) as may be required to appoint COPI as the "Tax Matters Member" of CBHS, as such term is defined in the CBHS Operating Agreement, (v) as may be required to provide that the income recognized by CBHS as a result of the cancellation of accrued and unpaid amounts due under the Franchise Agreements as contemplated by Article III.a.11. shall be allocated to the capital accounts of the members of CBHS in the same amounts as the deductions attributable to such accrued and unpaid amounts were allocated to such members, and the corresponding items of taxable income, gain, loss or deduction shall be allocated among the members consistent with such allocation to capital accounts, (vi) as may be required to provide that any items of income, gain, loss or deduction recognized by CBHS as a result of the transfers or assignments described in the preceding paragraphs of this Article III (other than the income described in the foregoing clause (v)) shall be allocated to the capital accounts of the members in accordance with the members' interests on the date of the Closing (prior to giving effect to the redemption contemplated by Article III.a.1.), that items attributable to extraordinary transactions occurring on the date of the Closing but not contemplated by this
               Article III shall be allocated to the capital accounts of the members in accordance with the members' interests after giving effect to such redemption, and that the corresponding items of taxable income, gain, loss or deduction shall be allocated among the members consistent with such allocations to capital accounts,
               (vii) as may be required to provide that the redemption contemplated by Article III.a.1. shall be treated for tax purposes as having occurred immediately following the Closing, and that, upon such redemption, COPI's Preferred Interest shall be $35,000,000, (viii) as may be required to provide that allocations of items of taxable income, gain, loss and deduction of CBHS with respect to property received from Magellan pursuant to Article III.a.17. shall be made in accordance with Internal Revenue Code Section 704(c), and (ix) as are consistent with the terms included in and the transactions contemplated by this Addendum A. COPI is intended to be a third-party beneficiary of the agreements contained in this Article III.b.5.

IV.  CLOSING CONDITIONS:

     a. The obligations of each of the parties to consummate the transactions contemplated hereby shall be subject to the satisfaction of each of the following conditions:

          1. Execution of definitive agreements reflecting the terms and conditions of the transactions set forth herein by all necessary parties thereto.

          2. Receipt of all necessary consents, regulatory and other approvals, licenses, permits and other documentation required by state and federal laws and regulations and any agreements to which any of the parties is subject, to consummate the transactions contemplated hereby (including consent under Magellan's and CBHS' credit agreements and approval of the Governing Board of CBHS and the Board of Directors of Magellan), except (with respect to each party) for such consents, regulatory and other approvals, licenses, permits and other required documentation the failure to obtain which would not, individually or in the aggregate, have a material adverse effect on such party or its business.

          3. Receipt by each of Magellan and CBHS of a "fairness" opinion from their respective investment banking firms or other advisors that the transactions contemplated by this Addendum A are fair from a financial point of view. All parties shall bear their own legal fees and other costs, including fees with respect to fairness opinions.

          4. Receipt of opinions of counsel to the respective parties regarding authority to enter into the transactions contemplated hereby, due authorization, and good standing.

V.   JOINT DEFENSE OF INVESTIGATIONS:

     a. CBHS and Magellan acknowledge and agree that this Addendum A and the surviving provisions of the original transaction agreements allocate liability and provide certain cross-indemnification between the parties for claims related to the operation of the business conducted by the assets that have been or are being transferred to CBHS and that certain claims, including those related to the investigations set forth on Schedule 10A and Schedule 10B, involve time periods that may implicate liability for both parties. Excepting only reasonable arrangements to protect established privileges, no provision of, or action pursuant to this Addendum A shall limit or delay disclosures required by law, or the production of information or documents to any governmental entity, or cooperation with any governmental entity. Without limiting the foregoing, the parties agree that each party in good faith shall notify the other party of, and offer an opportunity to participate in, any meeting or communication that a party initiates with any governmental representative or entity. Where the government initiates communication with a party, the party may engage in the communication without indicating agreement to any settlement of government claims, but that party shall inform the other party of the communication as soon as practicable thereafter. A party must obtain approval from the other party of any communication undertaken for the purpose of discussing or agreeing to a settlement with the government concerning any governmental investigation, claim or interest, where such a settlement may reasonably be considered adversely to affect the financial interest of the other party. If the government should condition its engagement in communications concerning such settlement on communicating with only one party, that party may proceed to communicate alone with the government in pursuit of its individual interest, PROVIDED, HOWEVER, that, if the first party should so proceed, the parties shall submit to arbitration under the Commercial Arbitration Rules of the American Arbitration Association any assertion that the first party's communication or settlement with the government has caused an increase in the liability of the other party under any indemnification agreement or other allocation of liability among the parties. If a three-person arbitration panel should conclude that such an increase has been proved by the asserting party, the first party shall pay the asserting party the amount of the increase. Such an assertion of increased liability may not be made on the basis of any disclosure, or provision of information, documents or cooperation to the government that is required by law, subpoena or other official order.

     b. The notice, participation and approval provisions of Article V.a. shall apply to all matters currently known to the parties to be related to government investigations, including, without limitation, those set forth on Schedule 10A and Schedule 10B, and any new investigations addressing liabilities attributable to both pre-June 1997 and post-June 1997. Those provisions of Article V.a. shall not, however, apply to new government investigations that relate solely to Magellan's responsibility for financial liabilities attributable to pre-June 16, 1997, nor shall Article V.a. apply to new government investigations that relate solely to CBHS's responsibility for financial liabilities exclusively attributable to post-June 1997.

     c. Each party shall have the right to advise the federal government of the terms of this Article V.

VI. TERMINATION. The consummation of the transactions contemplated hereby shall occur within 30 days following the date of the Letter Agreement to which this Addendum A is appended (other than those which by the terms set forth herein will occur later). The failure to consummate such transactions within the applicable time period shall terminate all rights and obligations of the parties to each other hereunder and under the Letter Agreement (to the extent not previously performed).

                           LETTER AGREEMENT ADDENDUM B



                                 MUTUAL RELEASE



     THIS MUTUAL RELEASE (this "Release") is entered into as of this __ day of August, 1999, by and among Magellan Health Services, Inc., a Delaware corporation ("MAGELLAN"), Crescent Operating, Inc., a Delaware corporation ("COPI"), Crescent Real Estate Equities Limited Partnership, a Delaware limited partnership ("CEI") and Crescent Real Estate Funding VII, L.P., a Delaware limited partnership.



                              W I T N E S S E T H:



     WHEREAS, Magellan and Charter Behavioral Health Systems, LLC ("CBHS"), have entered into a Letter Agreement dated August ___,, 1999 (the "LETTER AGREEMENT");


     WHEREAS, the Letter Agreement has become binding;


     WHEREAS, the parties desire to execute this Release to settle disputes between the parties;


     NOW, THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

1. RELEASE BY CEI. CEI hereby remises, releases and forever discharges Magellan and each of its affiliates and subsidiaries, and their respective current and former officers and directors, and their respective shareholders, affiliates, agents, successors and assigns (the "MAGELLAN RELEASEES"), from any and all claims, demands, actions, causes of action, rights, suits, agreements, covenants, accounts, debts, damages, costs and liabilities (collectively, "Claims") of any nature whatsoever, whether known or unknown, whether at law or in equity, (i) arising out of or related to the transactions consummated pursuant to the agreements and documents ("Original Transaction Agreements") listed on Annex I hereto, whether presently existing or hereafter arising, (ii) arising out of the operation of the business of CBHS and all decisions with respect thereto, including the payment of franchise fees or other amounts to Magellan, whether presently existing or hereafter arising, or (iii) arising from any other matter, event or transaction which has occurred prior to the date of this Release, whether presently existing or hereafter arising; provided, however, that (w) the provisions of this Paragraph 1 will not apply to any Claims arising out of the Letter Agreement, this Release, or any of the transactions contemplated thereby or hereby; (x) the provisions of this Paragraph 1 will not apply to any Claims arising out of the indemnification obligations of Magellan set forth in Section 11.2(a) of that certain Real Estate Purchase and Sale Agreement, made and entered into as of January 29, 1997, by and between Magellan and CEI, as amended (the "Purchase Agreement"), as such obligations are limited by the remainder of the said Section 11.2(a) of the Purchase Agreement, (y) nothing in this Paragraph 1 shall preclude CEI from bringing a claim for contribution against any one or more of the Magellan Releasees in connection with any claims, demands, actions or suits brought against CEI by a non-affiliated third party, whether private or governmental, or any debts, damages, costs or li-abilities to which CEI becomes subject as a result of any such claim, demand, action or suit, including but not limited to third party claims, demands, actions or suits that may be settled prior to litigation and any amounts paid in connection therewith, and (z) nothing in this Paragraph 1.a. shall be deemed to constitute a release or discharge of any Claims arising out of any action, decision, matter, event or transaction made or occurring after the date of this Release. CEI hereby represents that it has not heretofore assigned or transferred, or purported to assign or transfer, to any person or entity, any claim or any portion thereof or interest therein it may have against any Magellan Releasee.

2. RELEASE BY COPI. COPI hereby remises, releases and forever discharges the Magellan Releasees from any and all Claims of any nature whatsoever, whether known or unknown, whether at law or in equity, (i) arising out of or related to the transactions consummated pursuant to the Original Transaction Agreements, whether presently existing or hereafter arising, (ii) arising out of the operation of the business of CBHS and all decisions with respect thereto, including the payment of franchise fees or other amounts to Magellan, whether presently existing or hereafter arising, or (iii) arising from any other matter, event or transaction which has occurred prior to the date of this Release including, but not limited to, the pending arbitration between COPI and Magellan, whether presently existing or hereafter arising; provided, however, that (x) the provisions of this Paragraph 2 will not apply to any Claims arising out of the Letter Agreement, this Release, or any of the transactions contemplated thereby or hereby; (y) nothing in this Paragraph 2 shall preclude COPI from bringing a claim for contribution against the Magellan Releasees in connection with any claims, demands, actions or suits brought against COPI by a non-affiliated third party, whether private or governmental, or any debts, damages, costs or liabilities to which COPI becomes subject as a result of any such claim, demand, action or suit, including but not limited to third party claims, demands, actions or suits that may be settled prior to litigation and any amounts paid in connection therewith, and (z) nothing in this Paragraph 2 shall be deemed to constitute a release or discharge of any Claims arising out of any action, decision, matter, event or transaction made or occurring after the date of this Release. COPI hereby represents that it has not heretofore assigned or transferred, or purported to assign or transfer, to any person or entity, any claim or any portion thereof or interest therein it may have against any Magellan Releasee.

3. RELEASE BY MAGELLAN. Magellan hereby remises, releases and forever discharges CEI and COPI and each of their affiliates and subsidiaries, and their respective current or former officers and directors, and their respective shareholders, affiliates, agents, successors and assigns (the "CEI AND COPI RELEASEES"), from any and all Claims of any nature whatsoever, whether known or unknown, whether at law or in equity, (i) arising out of or related to the transactions consummated pursuant to the Original Transaction Agreements, whether presently existing or hereafter arising, (ii) arising out of the operation of the business of CBHS and all decisions with respect thereto, whether presently existing or hereafter arising, or (iii) arising from any other matter, event or transaction which has occurred prior to the date of this Release including, but not limited to, the pending arbitration between COPI and Magellan, whether presently existing or hereafter arising; provided, however, that (w) the provisions of this Paragraph 3 will not apply to any Claims arising out of the Letter Agreement, this Release, or any of the transactions contemplated thereby or hereby; (x) the provisions of this Paragraph 3 will not apply to any Claims arising out of the indemnification obligations of CEI set forth in Section 11.1(a) of the Purchase Agreement, as such obligations are limited by the remainder of the said Section 11.1(a) of the Purchase Agreement, (y) nothing in this Paragraph 3 shall preclude any of the Magellan Releasees from bringing a claim for contribution against CEI or COPI in connection with any claims, demands, actions or suits brought against any of the Magellan Releasees by a non-affiliated third party, whether private or governmental, or any debts, damages, costs or liabilities to which any of the Magellan Releasees becomes subject as a result of any such claim, demand, action or suit, including but not limited to third party claims, demands, actions or suits that may be settled prior to litigation and any amounts paid in connection therewith, and (z) nothing in this Paragraph 3 shall be deemed to constitute a release or discharge of any Claims arising out of any action, decision, matter, event or transaction made or occurring after the date of this Release. Magellan hereby represents that it has not heretofore assigned or transferred, or purported to assign or transfer, to any person or entity, any claim or any portion thereof or interest therein it may have against any CEI or COPI Releasee.

4. NO ACKNOWLEDGMENT OR EVIDENCE. None of the releases contained in Paragraphs 1.a., 2.a. or 3 are an acknowledgment by any of the parties of the merits of any of the claims, demands, actions, causes of action, rights, suits, agreements, covenants, accounts, debts, damages or liabilities referred to therein or herein and may not be used by any party or third party as evidence to establish liability for any such claims, demands, actions, causes of action, rights, suits, agreements, covenants, accounts, debts, damages or liabilities.

5. BINDING EFFECT. This Release shall be binding upon Magellan's affiliates, successors, and assigns, upon CEI's affiliates, successors, and assigns, and upon COPI's affiliates, successors, and assigns.

6. COUNTERPARTS. This Release may be executed in multiple counterpart copies, each of which will be considered an original and all of which constitute one and the same instrument, binding on all parties hereto, even though all the parties are not signatory to the same counterpart.

7. AMENDMENTS. This Release may not be amended except in a writing duly executed by the parties hereto.

8. CONSTRUCTION. The parties acknowledge and agree that this Release is the result of extensive negotiations between the parties and their respective counsel, and that this Release shall not be construed against either party by virtue of its role or its counsel's role in the drafting hereof.

9. GOVERNING LAW. This Release shall be governed by and construed in accordance with the substantive laws of the State of Delaware which apply to a contract executed and to be performed entirely within the State of Delaware, without regard to principles of conflicts of laws.

10. HEADINGS. Section headings used in the Release are for convenience only and shall not be used in construing the terms hereof.

     IN WITNESS WHEREOF, each of the parties has caused this Release to be executed on the day first above written.



                                         MAGELLAN HEALTH SERVICES, INC.
Witness:

                                         By:
---------------------------------           ------------------------------------
                                            Cliff Donnelly
                                            Executive Vice President and
                                            Chief Financial Officer


                                         CRESCENT OPERATING, INC.
Witness:

                                         By:
---------------------------------           ------------------------------------
                                            Jeffrey L. Stevens
                                            Executive Vice President and
                                            Chief Operating Officer


                                         CRESCENT REAL ESTATE EQUITIES
                                         LIMITED PARTNERSHIP
                                         By Crescent Real Estate Equities, Ltd.,
                                         its General Partner

Witness:

                                         By:
---------------------------------           ------------------------------------
                                            James M. Eidson, Jr.
                                            Senior Vice President - Acquisitions


                                         CRESCENT REAL ESTATE FUNDING VII, L.P.
                                         By CRE Management VII Corp.,
                                         its General Partner

Witness:

                                         By:
---------------------------------           ------------------------------------
                                            James M. Eidson, Jr.
                                            Senior Vice President - Acquisitions

                                     ANNEX 1


              LIST OF ORIGINAL TRANSACTION AGREEMENTS AND DOCUMENTS

1. Real Estate Purchase and Sale Agreement dated as of January 29, 1997, between Magellan and the Crescent REIT (the "Real Estate Purchase Agreement"), as amended by the parties by amendments dated February 28, 1997 and May 29, 1997.

2. Amended and Restated Operating Agreement between Charter Inc. and COI dated as of June 16, 1997 (the Operating Agreement").

3. Contribution Agreement dated as of June 16, 1997 among Magellan, COI and CBHS (the "Contribution Agreement").

4. Master Lease dated as of June 16, 1997 between Crescent Funding and CBHS (the "Master Lease").

5. Master Franchise Agreement between Magellan, Charter Franchise Services, LLC ("Charter Franchise") and CBHS effective as of June 17, 1997 (the "Master Franchise Agreement").

6. Subsidiary Franchise Agreement between Magellan, Charter Franchise and each CBHS facility subsidiary (collectively with the Master Franchise Agreement, the "Franchise Agreements").

7. Subordination Agreement between Magellan, Charter Franchise, Crescent Funding and CBHS dated as of June 16, 1997 (the "Subordination Agreement").

8. Other agreements and documents executed pursuant to or in connection with any of the above documents, other than the Warrant Agreements from, respectively, COPI and Magellan.